Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated May 14, 2015
Relating to Preliminary Prospectus dated May 4, 2015
Registration No. 333-203554

AURIS MEDICAL HOLDING AG

FREE WRITING PROSPECTUS

This free writing prospectus relates only to, and should be read together with, the preliminary prospectus dated May 4, 2015 (the “Preliminary Prospectus”) included in Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-203554) (the “Registration Statement”) relating to the public offering of common shares of Auris Medical Holding AG (the “Company”) . The information in this free writing prospectus is preliminary and is subject to completion or change.  This free writing prospectus should be read together with the Preliminary Prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 10 of the Preliminary Prospectus.  Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus.

To review the Preliminary Prospectus included in the Registration Statement, click the following link on the website of the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC web site): http://www.sec.gov/Archives/edgar/data/1601936/000119312515168947/d912297df1a.htm#rom912297_6.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110 or by email at syndicate@leerink.com, or by calling (800) 808-7525 extension 6142.

The following information updates and supersedes the information contained in the Preliminary Prospectus to the extent that such information is inconsistent therewith.

Price per share: $4.75.

Number of common shares to be sold: 5,275,000 common shares. In addition, the Company has granted the underwriters an option to purchase an additional 791,250 common shares.

Number of common shares to be outstanding immediately after the offering, assuming no exercise of the underwriters’ option to purchase additional common shares: 34,293,891 common shares.

The Company intends to use the net proceeds from this offering to fund the research and development expenses for the Phase 3 AM-111 clinical program described in the Preliminary Prospectus under the heading “Business—AM-111 in Hearing Loss—AM-111 Clinical Development.”

Assuming no exercise of the underwriters’ option to purchase additional common shares, based on the Company’s planned use of the net proceeds of this offering and its current cash and cash equivalents, the Company estimates that such funds will be sufficient to enable it to fund its operating expenses and capital expenditure requirements at least until fall 2017.